Exhibit 10.1

AGREEMENT

Release of Claims, Covenant not to Sue, and

Older Workers Act Waiver

This Agreement of Release of Claims, Covenant not to Sue, and Older Workers Act Waiver (“Agreement”) is made by and between John C. Godlesky (“Employee”), an individual, and Cornell Companies, Inc., a Delaware corporation (“CORNELL”).

WHEREAS, Employee and CORNELL executed an Employment Agreement, effective October 20, 2004, wherein Employee and Cornell made certain agreements regarding Employee’s employment and separation from employment; and

WHEREAS, Employee will be separated from employment with CORNELL at the sole discretion of the CEO without cause;

NOW THEREFORE, in consideration of the mutual promises and releases contemplated in that Employment Agreement and contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               Salary and Benefits.  Upon the execution of this Agreement, the parties agree as follows:

(a)          Employee shall be separated from employment with CORNELL effective June 30, 2005 (hereinafter referred to as “termination date”).

(b)         CORNELL shall provide Employee regular pay up to and including termination date.

(c)          CORNELL shall provide Employee with payment for Employee’s balance of any vested but unused banked time off hours, banked vacation hours, and banked floating holiday hours, as applicable.

(d)         CORNELL shall provide Employee with up to 40 hours of paid time off, depending on current available balance.

(e)          CORNELL shall provide Employee severance as follows:

i.                  A one-time, lump-sum payment in the amount of $100,000.00;

ii.               A one-time, lump-sum payment in the amount of $ 3,524.00 to cover outplacement costs;

iii.            A one-time, lump-sum payment in the amount of $2,000.00 to cover relocation costs;

iv.           Twenty-six equal, biweekly payments, totaling an amount equivalent to one year’s additional salary after termination date, such payments to be necessarily reduced by any tax and/or related deductions as may be required by law for severance pay; and

v.              An amount equivalent to that assessed by the Landlord of Employee’s apartment in Pittsburgh as penalty due to early termination of the lease, paid upon bona fide proof of amount owed to said Landlord, not to exceed $10,000.00.  Employee agrees to take reasonable steps to negotiate with Landlord to minimize the amount of any such penalty.

(g)         CORNELL shall provide Employee with full medical/dental/vision benefits participation up to and including July 31, 2005.  Thereafter, Employee shall be entitled to any and all other rights or benefits afforded to other terminated employees of CORNELL, including, without limitation, the right to elect to continue coverage under the CORNELL health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2.               Employment Agreement Still in Force.  Employee agrees that this Agreement was specifically contemplated within Section 4.1(c) the above-referenced Employment Agreement effective October 20, 2004, and that the instant Agreement neither supersedes that prior agreement nor renders ineffective any of its terms requiring Employee’s confidentiality and non-competition for a period of twelve months following date of Employee’s separation from employment.

3.               Non-Disparagement. Employee and CORNELL mutually agree to refrain from making any statement, oral or written, that would cast either party in a disparaging light, including to prospective employers of Employee, to current or prospective funding agencies, to current or prospective clients, to current or prospective shareholders/stakeholders of CORNELL, to the media, to any internet site, to the community at large, and/or to any other party which could ultimately, directly or indirectly, result in an adverse effect against Employee and/or CORNELL.

4.               Release and Covenant not to Sue. Employee, on behalf of Employee, Employee’s descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges CORNELL, and its subsidiaries and affiliates, past, present, future and each of them, as well as its owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, assigns, and successors, and each of them (collectively referred to as “CORNELL Releasees”) with respect to and from any and all claims, wages, demands, assistance, support, rights, liens, agreements, contracts, covenants, actions, suits, rights to appeal, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys’ fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said CORNELL Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with CORNELL or Employee’s termination or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, and/or any other claim arising out of any federal, state, or municipal statute or local law to which CORNELL Releasees may have been subject with regard to Employee.

5.               Older Workers Act Waiver. Waiver of Claims Under the Age Discrimination in Employment Act. Employee recognizes that, in signing this Release of Claims, Employee is waiving Employee’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Employee executes this Release. Employee understands that Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release. Employee is advised that Employee may wish to consult with an attorney prior to execution of this Release. Once Employee has executed this Release, Employee may revoke the Release at any time during the seven (7) day period following the execution of the Release. After seven (7) days have passed following Employee's execution of this Release, the execution of this Release shall be final and irrevocable.  Note, however, no payment of severance will initiate prior to the eighth day following Employee’s execution of this Agreement.

6.               Confidentiality of Agreement.  Employee agrees that this Agreement, in its entirety, is to remain confidential.  As such, Employee agrees to refrain from disclosing by any means or by any person the contents of this Agreement.  This clause in no way implies a waiver of the privileged right to disclose to Employee’s attorney and/or members of Employee’s immediate family who, themselves, will agree to maintain said confidentiality.

7.               Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Employee’s employment and separation, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

8.               Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the State of Texas. In the event that Employee breaches any of the provisions of this Agreement, Employee agrees to pay CORNELL’s reasonable costs of prosecuting such claims, including attorneys’ fees and costs.

9.               Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE		CORNELL COMPANIES, INC.

/s/ John C. Godlesky		By:	/s/ Patrick N. Perrin
John C. Godlesky			Patrick N. Perrin,
Sr. Vice President &
Chief Administrative Officer

Date:	April 25, 2005	Date:	April 21, 2005